SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                                AIM FUNDS GROUP


Effective December 31, 2004, AIM International Emerging Growth Fund (the "Fund") changed its name to AIM International Small Company Fund and changed the investment policies of the Fund as a result of such name change. The Fund adopted a non-fundamental policy and will seek to meet its objective by investing, normally, at least 80% of its assets in securities of small international companies.